For Period ended 12/31/2015           Series 40, 41, 42, 43, 44, 53
File Number 811-7852


Sub-Item 77D:  Policies with respect to security investments
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                        USAA TARGET RETIREMENT FUNDS
     USAA Target Retirement Income Fund, USAA Target Retirement 2020 Fund,
       USAA Target Retirement 2030 Fund, USAA Target Retirement 2040 Fund USAA Target Retirement 2050 Fund, and USAA Target Retirement 2060 Fund
                      SUPPLEMENT DATED AUGUST 10, 2015
                           TO THE FUNDS? PROSPECTUS
                               DATED MAY 1, 2015

This supplement updates certain information contained in the above-dated prospectus for the USAA Target Retirement Funds (the Funds). Please review this important information carefully.

Effective immediately, the USAA Target Managed Allocation Fund is included in the list of USAA mutual funds available for investment by each of the USAA Target Retirement Funds. As a result of this change, the Funds' prospectus is amended as follows:

The following disclosure replaces the "Risks-Real Estate Investment Trusts (REITs) Investment Risk" disclosure found on page 53 of the Funds' prospectus:

Global Real Estate Securities and REIT Investment Risk: There is a possibility that the value of a Fund's investments in global real estate securities and REITs will decrease because of a decline in real estate values in domestic and/or foreign locations. Investing in REITs may subject the Fund to many of the same risks associated with the direct ownership of real estate. Additionally, REITs are dependent upon the capabilities of the REIT manager(s), have limited diversification, and could be significantly impacted by changes in tax laws. Because REITs are pooled investment vehicles that have expenses of their own, a Fund will indirectly bear its proportionate share of those expenses.

The following is added to the list of Funds available for investment table in the "Description of Underlying Funds" section found on pages 60-63 of the Funds' prospectus:


FUNDS
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USAA Target Managed Allocation Fund


OBJECTIVE/STRATEGY
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seeks to maximize total return, primarily through capital appreciation/invests primarily in U.S. and/or foreign (to include emerging markets) equity securities and fixed-income securities through investments in shares of other investment companies, including exchange-traded funds and hedge funds, and real estate securities, including real estate investment trusts. Consistent with its investment strategy, the Fund may at times invest directly in U.S. and/or foreign equity securities and fixed-income securities as well as derivatives, including futures and options contracts